For Immediate Release

TRIPLECROWN ACQUISITION CORP. AND CULLEN AGRICULTURAL HOLDING CORP.

ANNOUNCE BUSINESS COMBINATION HAS BEEN CONSUMMATED

JACKSON, WYOMING, October 22, 2009 – Triplecrown Acquisition Corp. (“Triplecrown”) (NYSE AMEX: TCW, TCW.U, TCW.WS) and Cullen Agricultural Holding Corp. (“CAH”) today announced the completion of the business combination with Cullen Agricultural Technologies Inc. (“Cullen Agritech”). The transaction was approved by the stockholders of Triplecrown at its special meeting on October 21, 2009.

In addition to approving the business combination, the Triplecrown warrantholders also approved amendments to its warrants to (a) increase the exercise price of the warrants from $7.50 per share to $12.00 per share, (b) extend the expiration date of the warrants from October 21, 2012 to October 21, 2013 and (c) increase the price at which the stock must trade for the warrants to be called for redemption from $13.75 per share to $17.00 per share.

Upon completion of the transactions, Cullen Inc. Holdings Ltd., the prior holder of common stock of Cullen Agritech which is beneficially owned and controlled by Eric Watson, was issued 15,881,148 shares of CAH common stock for his interest in Cullen Agritech. Of this amount, 1,588,114 shares were deposited in escrow to secure the indemnification obligations owed to Triplecrown under the merger agreement.  Additionally, two consultants to Triplecrown were issued an aggregate of 450,000 shares of common stock of CAH.

In connection with the transactions, Triplecrown entered into “forward contracts” to purchase approximately 39.4 million of the shares of its common stock sold in its initial public offering in privately negotiated transactions from stockholders who would otherwise have voted against the business combination for an aggregate purchase price of approximately $385 million.  The closing of such purchases was effected on the closing of the business combination out of the funds that were held in Triplecrown’s trust account and were released as a result of the business combination.

After payment of converting stockholders and forward contracts (including fees), approximately $3.7 million will be disbursed to CAH.  After payment of transaction related expenses (excluding deferred underwriting commissions), it is expected that there will be approximately $3.0 million available for Cullen Agritech’s working capital requirements.

After giving effect to the transactions and the issuances to Triplecrown’s two consultants, there are currently outstanding 19,247,311 shares of CAH common stock (of which 15,881,148 shares are beneficially owned by Mr. Watson) and 74,000,000 warrants, each to purchase one share of CAH common stock (of which 9,130,000 are beneficially owned by Mr. Watson).

Triplecrown’s common stock, units and warrants will cease trading and CAH’s common stock and warrants will begin trading on the Over The Counter Bulletin Board shortly after the closing. New symbols will be announced once known. The units will not trade following consummation of the business combination.  Holders of securities of Triplecrown that remain holders of securities of CAH do not need to exchange their existing certificates for certificates issued by CAH.  Current Triplecrown certificates will automatically represent rights in CAH’s securities.

About Cullen Agricultural Technologies Inc.

Cullen Agritech is a newly formed company committed to the development and commercialization of advanced agricultural technologies. Cullen Agritech’s principal focus will be to improve agricultural yields through pasture and animal sciences.

Natural Dairy Inc. (“Natural Dairy”), a wholly owned subsidiary of Cullen Agritech, will rollout Cullen Agritech’s multi-farm dairy operation in the Southeastern United States utilizing the Cullen Agritech farming system. Natural Dairy will be acquiring and converting farmland for the development of pasture based dairy farming operations to produce fresh liquid milk for the Eastern Seaboard. The Eastern Seaboard represents one of the largest fresh liquid milk markets in the world but is currently undersupplied of liquid milk due to a lack of regionally based milk producers. By utilizing an efficient, pasture-based farming system, Natural Dairy will help bridge this supply gap by producing milk in the Southeastern States at a substantially lower cost than could be achieved through the traditional dairy farming model.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of CAH’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

Contacts:
Media:

Cullen Agricultural Technologies Inc. Contact:
Miles Leahy
Paul Vassilakos
Petrina Advisors
212-521-4396